                                                                    EXHIBIT 10.3
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                 THIS AMENDED AND RESTATED AGREEMENT is made and entered into this 10th day of March, 1997 effective as of the Effective Date, by and among Health Systems International, Inc. (the "Company") (which shall become Foundation Health Systems, Inc. upon the consummation of the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 1, 1996, by and among Health Systems International, Inc., FH Acquisition Corp. and Foundation Health Corporation) and Malik M. Hasan, M.D. ("Executive").

                              W I T N E S S E T H:

                 WHEREAS, the Executive entered into an employment agreement with QualMed, Inc., a Delaware corporation ("QM") and HN Management Holdings, Inc., a Delaware corporation ("HNMH"), dated as of August 28, 1993, as amended as of April 25, 1994 (the "Prior Agreement") providing for the employment of Executive pursuant to the terms thereof, which terms include, among others, provisions for salary payments and death, disability, retirement, and severance benefits to be paid to Executive or his designated beneficiaries;

                 WHEREAS, the Company has approved (contingent on consummation of the Merger) the payment to Executive of a "Stay Bonus," as set forth herein;

                 WHEREAS, Executive and the Company deem it to be in their respective best interests to amend and restate the Prior Agreement; and

                 WHEREAS, the Company has succeeded to the rights and obligations of QM and HNMH under the Prior Agreement;

                 NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

                 1. Effective Date. This Agreement shall be effective as of January 1, 1997, which date shall be referred to herein as the "Effective Date."

                 2.  Duties.

                          (a)  The Company hereby agrees to employ Executive
(i) from the Effective Date to the Effective Time (as defined in the Merger Agreement), as Chairman of the Board of Directors and Chief Executive Officer of the Company; (ii) from the Effective Time (as defined in the Merger Agreement) until the Crowley Termination Date (as defined below), as Chief Executive Officer and President of the Company (in accordance with Section 2.01(h) of the Merger Agreement); and (iii) for the period commencing upon the Crowley Termination Date (as defined below), as Chief Executive Officer and Chairman of the Board of the Company. For purposes of this Agreement, the "Crowley Termination Date" shall be the earlier to occur of (a) the date one year following the Effective Time (as defined in the Merger Agreement) and (b) the date of Mr. Crowley's death, resignation or removal as Chairman of the Board of the Company. Executive acknowledges that Daniel D. Crowley will be Chairman of the Board of the Company for the period beginning at the Effective Time and ending upon the Crowley Termination Date. Executive hereby agrees to waive any and all rights he might otherwise have under Section 5(e) as a result of the changes to his position, status, title, duties and responsibilities prior to the Effective Date set forth in Section 1 of this Employment Agreement, or which are contemplated under the Merger Agreement.

                          (b)  Executive in these capacities agrees to use his
best efforts during the Term of Employment to protect, encourage and promote the interests of the Company. During the Term of Employment (as hereinafter defined), Executive shall also perform such other duties consistent with the offices held by Executive as may be reasonably assigned to him from time to time by the Board of Directors, and will devote substantial time and attention to such duties, except for sick leave, vacations, and excused leaves of absence. During such period, Executive may also be required to perform services for one or more affiliates of the Company. In addition, Executive may, in his discretion, perform such duties at any one of his residence(s) or at the office facilities made available to him pursuant to this Agreement.

                 3. Compensation. The Company agrees to pay to Executive as a minimum annual salary during the Term of Employment the sum of nine-hundred eighty-three thousand, ninety-seven dollars ($983,097) per calendar year, payable in semi-monthly installments on the first and fifteenth day of each month or otherwise in accordance with such normal payroll procedures of the Company to which Executive may consent. Such annual salary shall increase a minimum of 7% per year on the first day of each succeeding calendar year commencing after the Effective Date. Such annual salary, as adjusted, shall be subject to periodic review by the Board of Directors any may be increased by the Board of Directors, or an appropriate committee thereof, from time to time, provided, however, such annual salary in effect from time to time (without consideration of any bonus or incentive compensation that may be awarded to Executive) may not be decreased without the consent of Executive. If Executive changes his residence to another location at the Company's request, Executive's annual salary shall be increased to reflect the relative increase in his cost of living, if any, based on the most recent index of relative living costs as determined by the most recently published American Chamber of Commerce Research Association Inter-City Cost of Living Index by multiplying (i) Executive's then current annual salary by (ii) the percentage derived by dividing (A) the cost of living index for such new residence location, by (B) the cost of living index for Pueblo, Colorado. (The amount of Executive's annual salary, as adjusted from time to time pursuant to this paragraph, shall be referred to as "Base Salary.")

                 4.  Benefits.  During the Term of Employment:

                          (a)  The Company shall furnish Executive with, and
Executive shall be allowed full use, at both of in Woodland Hills, California, and Pueblo, Colorado, of office facilities, automobiles (as provided in Section 4(e) of this Agreement), secretarial and clerical assistance and other Company property and services of a quality, nature and to the extent made available to senior executive employees of the Company from time to time. If Executive changes his residence at the Company's request, Executive's relocation expenses incurred in such move shall be reimbursed. Such reimbursement shall not be less than that which would have been paid under the more generous of the Company's relocation policy in effect on the date this Agreement was executed or in effect on the date the expenses are incurred.

                          (b)  Executive shall be eligible to participate in
life, health and long-term disability insurance programs, stock purchase programs, stock option plans, pension programs, incentive compensation programs and other fringe benefit programs, if any, available to senior executive employees of the Company from time to time. Notwithstanding the immediately preceding sentence, Executive hereby expressly waives any rights Executive may have, under this Agreement or otherwise, to participate in (1) the Company's Annual Management Incentive Compensation Plan for any fiscal year during which the Company's Performance-Based Annual Bonus Plan ("162(m) Plan") is effective and covers Executive as a participant therein for such fiscal year; or (2) the Company's Long-Term Incentive Plan. (Each reference to a plan in the preceding sentence also shall refer to any successor to such plan). The Company shall provide Executive with a pension retirement program containing benefits and future entitlement under no less favorable terms than as contemplated under the pension retirement program applicable to him on December 31, 1996.

                          (c)  Executive shall be allowed vacations and leaves
of absence with pay on the same basis as senior executive employees of the Company.

                          (d)  The Company will reimburse Executive for
reasonable business expenses in performing Executive's duties and promoting the business of the Company; including but not limited to reasonable entertainment expenses, automobile expenses, and travel and lodging, when incurred.
Executive is encouraged and is expected from time to time to incur reasonable expenses for the promotion of the business of the Company, including expenses for social, professional, civic and country club memberships, including but limited to, initiation fees, maintenance fees, dues, entertainment and similar items. The cost of these items shall be borne by the Company upon presentation of an itemized expense voucher. In addition, an annual home business expense allowance shall also be made available in an amount equal to the allowance made available to Executive at the Effective Date or such other amount as determined thereafter from time to time by the Board or an appropriate committee thereof.

                          (e)  The Company shall provide Executive with the use
of an automobile of Executive's choice (comparable to the automobiles provided for the use of Executive as of the Effective Date of this Agreement) at each of the Company's offices of Woodland Hills, California and Pueblo, Colorado, and each such automobile shall at no time be older than three (3) years or 50,000 miles. In addition, the Company shall continue to furnish Executive use of the limousines owned by or on order by the Company on the Effective Date for their remaining useful lives (or, if earlier, until Executive terminates employment with the Company), such usage to be in accordance with the practices in effect immediately before the Effective Date; however, the Company shall not be obligated to provide a limousine to Executive after the end of such limousines' useful lives. The Company shall pay all operating expenses of such automobiles as related to the Company's business and shall procure and maintain an automobile liability insurance policy of such automobiles, which coverage includes Executive and Executive's spouse and those of his children who qualify as Executive's dependents under Section 152 of the Internal Revenue Code in the minimum amounts of one million dollars ($1,000,000) for bodily injury or death to one person in one accident, and three-hundred-thousand dollars ($300,000) for property damage in one accident.

                          (f)  The Company shall reimburse Executive for
reasonable expenses incurred in connection with the relocation of Executive's place of residence, provided such relocation is required by the Company.

                 5. Term; Termination of Employment. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending five years from the Effective Date; provided, however, that on any anniversary of the Effective Date at which time the then remaining Term of Employment is four years, the Term of Employment shall automatically be extended by an additional year so that as a result of such extension the then remaining Term of Employment will be five years.

Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

                          (a)  Termination Without Cause.  Notwithstanding
anything to the contrary in this Agreement, whether express or implied, the Company may at any time terminate Executive's employment for any reason other than Cause (as defined below) by giving Executive at least 60 days' prior written notice of the effective date of termination. In the event of such termination, Executive shall receive the Contract Payments (as hereinafter defined) and, for the period commencing on the effective date of such termination and ending 36 months thereafter, the Severance Payments (as hereinafter defined).

                                    (i)  For purposes of this Agreement,
         "Severance Payments" shall mean one-twelfth (1/12) of the sum of (i) Base Salary (at the rate in effect immediately prior to notice of termination) plus (ii) an amount equal to the average annual bonus (excluding Stay Bonuses under Section 11) earned by Executive during the three most recent fiscal years of the Company completed prior to the effective date of such termination. Severance Payments shall also include Executive's right to continue to be covered by all medical, health and accident insurance or other such health care arrangements, at the same coverage level maintained for Executive's benefit immediately prior to the date on which notice of Executive's termination is given, at no greater cost to Executive than the cost to Executive immediately prior to the date on which notice of Executive's termination is given. In the event Executive is ineligible under the terms of such insurance or other such health care arrangements to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment equal to the agreed upon present value of the continuation of such health insurance or other such health care arrangements to which Executive is entitled under this Section 5(a).

                                   (ii)  For purposes of this Agreement,
         "Contract Payments" shall mean (1) an accrued but unpaid base salary due Executive through termination, (2) other unpaid amounts then due under Company benefit plans or programs (including the retirement benefits described in Section 4(b)), and (3) a cash lump sum equal to the value of the Executive's accrued but unused vacation days, to the extent such payment is provided under applicable Company policies.

                          (b)  Termination for Cause.  The Company shall have
the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as other- wise provided below, be the date of such notice). For purposes of this Agreement, Cause shall only mean felony conviction for fraud, misappropriation, or embezzlement.

                 If the Company terminates Executive's employment for Cause, the Company shall have no further obligation hereunder from and after the effective date of termination, except to make Contract Payments. If Executive's employment is terminated for Cause and Executive does not consent to such termination, such termination shall not be considered effective and Executive's rights under this Agreement during the Term of Employment (including but not limited to, the provisions of Sections 3 and 4 hereof, but excluding, during the pendency of any contest over the existence of Cause, the right to voluntarily terminate for Good Reason (as defined below) under Section 5(e) hereof) shall continue until the existence of such Cause has been determined by an independent arbitrator appointed by the American Arbitration Association and either party's rights to petition a court of law for a decision in the matter have been exhausted. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Company.

                          (c)  Termination on Account of Death.  In the event
of Executive's death while in the employ of the Company, the Company shall pay to Executive's Designated

Beneficiaries (as defined below) Contract Payments and 100% of Executive's monthly Base Salary as in effect immediately prior to Executive's death, at the beginning of each month for a period of 12 months following Executive's death. In addition, Executive's surviving spouse, if any, shall continue to be covered by all medical, health and accident insurance or other such health care arrangement, and for the same coverage, maintained for Executive's benefit immediately prior to the date of Executive's death, for a period of 18 months thereafter. In the event Executive's surviving spouse is ineligible under the terms of such insurance or other such health care arrangement to continue to be so covered, the Company shall provide substantially equivalent coverage through other sources or will provide Executive's surviving spouse with the lump sum payment equal to the agreed upon present value of the continuation of such health insurance or other such health care arrangement under this Section 5(c). In addition, or up to one year following Executive's death, the Company without charge shall make Executive's assistant (currently George Evans) available to assist in settling Executive's estate affairs to the extent it is inconvenient, impractical, or unwise or Executive's estate to handle such matters without such assistance.

                          (d)  Voluntary Termination by Executive Without Good
Reason. Notwithstanding anything to the contrary in this Agreement, whether express or implied, Executive may at any time terminate his employment for any reason by giving the Company 14 days prior written notice of the effective date of termination. In the event that Executive's employment with the Company is voluntarily terminated by Executive without Good Reason (as defined below), neither Executive nor the Company shall have any further obligations hereunder from and after the effective date of such termination, except that the Company shall make Contract Payments to Executive.

                          (e)  Voluntary Termination by Executive With Good
Reason. In the event that Executive's employment with the Company is voluntarily terminated by Executive in accordance with the preceding Section 5(d) but with Good Reason, in addition to receiving Contract Payments, for the period commencing on the effective date of such termination and ending 36 months thereafter, Executive also shall receive Severance Payments. For





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
purposes of this Agreement, Good Reason shall mean any of the following which occurs subsequent to the Effective Date:

                                    (i)  a reduction in Executive's position,
         duties, responsibilities or status with the Company, or any removal of Executive from or any failure to reelect Executive to any of the positions referred to in paragraph 2 hereof, except in connection with the termination of his employment for disability, normal retirement or Cause or by Executive voluntarily other than for Good Reason;

                                   (ii)  a reduction by the Company in
         Executive's Base Salary or a material reduction by the Company to Executive's employee benefit package as in effect immediately prior to such reduction, in either case, without Executive's consent;

                                  (iii)  a requirement that Executive travel on
         the Company's business to an extent materially greater than Executive's normal business travel obligations, or a relocation of Executive to a location more than 25 miles from Executive's residence at the date of such proposed relocation (other than a relocation to Woodland Hills, California, pursuant to Executive's choice);

                                   (iv)  any breach by the Company of any
         provision of this Agreement or any other agreement with Executive;

                                    (v)  any failure by the Company to obtain
         the assumption of this Agreement by any successor or assign of the Company; or

                                   (vi)  Executive's permanent disability,
         which for purposes of this Agreement shall mean Executive's inability to perform his duties under this Agreement for 90 days during any twelve-month period due to illness, accident or other incapacity (as determined in good faith by a physician mutually acceptable to the Company and Executive) or if the physician





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
         selected by Executive and the Company examines Executive and advises the Company that it is likely that Executive will be unable to perform such duties for 90 days during the succeeding twelve-month period.

                          (f)  Notwithstanding any other provisions of this
Section 5, in accordance with Item 5(c) of Section 6.01(b)(ii) of the Disclosure Schedule to the Merger Agreement, Executive acknowledges that he shall not be entitled to receive Severance Payments under this Section 5 on account of the Merger with Foundation Health Corporation unless and until he is no longer employed by the Company.

                          (g)  Acceptance by Executive of Severance Payments,
Contract Payments, or other payments under this Section 5 shall constitute Executive's release of any claims he may have against the Company or any related person or entity for severance benefits, salary or bonus payments, benefit plan coverages, and vacation pay cashouts.

                 6. Expenses. The Company will promptly pay or reimburse Executive for all costs and expenses (including court costs, arbitration costs and reasonable attorneys' fees) incurred by Executive as a result of any good faith claim, action or proceeding arising out or, or challenging the validity, enforceability or interpretation of, this Agreement or any provision hereof. Any dispute concerning such reimbursement of costs and expenses shall, at Executive's election, be resolved through the arbitration procedures as set forth in Section 5(b) hereof (pertaining to disputes arising from a termination of Executive's employment for Cause).

                 7. Mitigation. In the event of a termination of Executive's employment for any reason, Executive shall not be required to seek other employment; in addition, no amount payable under Section 5 of this Agreement shall be reduced by any compensation earned by Executive as a result of employment by another employer after such termination of employment with the Company.

                 8. Designated Beneficiary. In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain





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
payable to Executive under Section 4(c), 5(a), 5(c) or 5(e) hereof, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive's death by filing a written beneficiary designation with the Company during Executive's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee or a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, then the amount payable under this Agreement shall be paid to Executive's estate.

                 9. Gross-Up Payment. In the event that any payment received by Executive under this Agreement (including any payments under Section 5 hereof following Executive's termination of employment with the Company), or under any other plan, arrangement or agreement with the Company or any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person (collectively, the "Total Payments") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code (or any successor provision of the Code), the Company shall pay to Executive, not later than thirty (30) days following the date of any payment giving rise to an Excise Tax liability, an additional amount (the "Gross-Up Payment") such that the net amount retained or to be retained by Executive after deduction of any Excise Tax on the Total Payments and any federal and state and local income tax, employment tax, and Excise Tax upon the Gross-Up Payment provided for by this Section 9, shall be equal to the Total Payments.

                 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) when requested to do so by Executive, Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the

Code, and all "parachute payments" in excess of the base amount within the meaning of Section 280G(3) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such Total Payments (in whole or in part) do not constitute "parachute payments," or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the Excise Tax and (B) the value of any non-cash benefit or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. Notwithstanding the foregoing, if the Company withholds Excise Tax pursuant to Section 4999 of the Code prior to Executive's termination of employment, the Gross-Up Payment shall be made on that date.

                 For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the date of termination or the date any Excise Tax is withheld by the Company, net of the maximum reduction in federal income taxes which would be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) or the Code.
In the event that the Excise Tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Executive shall notify the Company of any audit or review by the Internal Revenue Service of Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive's





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
receipt of notification of such audit or review. In addition, Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

                 10. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

                          (a)  The Company represents and warrants to Executive
that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

                          (b)  Except with respect to the Indemnification
Agreement entered into as of August 10, 1996, between Executive and the Company (the "Indemnification Agreement"), and other agreements, plans or arrangements specifically excepted or otherwise referred to herein, this Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company and supersedes all prior and existing negotiations and agreements between them concerning Executive's employment, including, but not limited to, the Prior Agreement. This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

                          (c)  If any provision of this Agreement or any
portion thereof is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

                          (d)  This Agreement shall be governed by and
construed in accordance with the internal laws of the State of Delaware, except to the extent governed by federal law.

                          (e)  All compensation payable hereunder shall be
subject to such withholding taxes as may be required by law.

                          (f)  This Agreement shall be binding upon and inure
to the benefit of the successors and assigns of the Company. Except as expressly provided herein, Execu-





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
tive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

                          (g)  Except as otherwise provided in Section 5(b)
hereof, in the event of any dispute between the Company and Executive with respect to any of the provisions of this Agreement, the Company and Executive agree that either party may request that the dispute be resolved by submitting the issue to arbitration or such other form of alternative dispute resolution as the parties may agree upon (collectively, "Alternative Dispute Resolution"). The parties expressly agree and acknowledge, however, that, except as otherwise provided in Section 5(b) hereof, nothing in this Agreement (whether express or implied) shall under any circumstances require either party to consent to Alternative Dispute Resolution.

                          (h)  Any rights of Executive hereunder shall be in
addition to any rights Executive may otherwise have under benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored employee benefit plans. Except as set forth in this second sentence of Section 4(b) hereof, this Agreement shall not in any way abrogate Executive's rights under such other plan and agreements.

                 11.  Stay Bonus and Related Provisions.

                          (a)  In the event that the Merger is consummated,
this Section 11 shall become effective and Executive shall be eligible for a special bonus in respect of each fiscal year of the Company ending in 197, 1998 and 1999 (each such bonus, a "Stay Bonus").

                          (b)  Each Stay Bonus shall be paid under the
Company's Performance-Based Annual Bonus Plan (the "162(m) Plan"). The award of a Stay Bonus to Executive in respect of a fiscal year shall not, by itself, preclude Executive from being awarded an additional bonus under the 162(m) Plan.

                          (c)  If the performance targets and other
requirements set forth below in subsection (d) are satisfied for a fiscal year, the Company's Compensation and Stock Option Committee shall exercise its negative dis-





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
cretion under the 162(m) Plan so as to pay a $1.33 million Stay Bonus to Executive, or if less, the maximum amount that can be awarded to Executive under the 162(m) Plan.

                          (d)  A Stay Bonus only shall be paid in respect of a
fiscal year if all of the following conditions are satisfied as to that year (except to the extent partial payment is authorized by Section 11(d)(ii) hereof for certain partial years of employment and Section 11(d)(iii) hereof with respect to fiscal years ending in 1997 and 1998):

                                    (i)  The Merger would not be precluded from
         qualifying for "pooling of interests" accounting treatment because of this Stay Bonus provision (this determination shall be made by the accounting firm whose pooling of interests accounting opinion is required as a condition of the consummation of the Merger).

                                   (ii)  Executive is an employee of the
         Company on the last day of such fiscal year (provided that a pro rata portion of a Stay Bonus would be paid if Executive's employment is terminated without Cause, for Good Reason or on account of death during such fiscal year if the specific performance targets for that fiscal year are achieved).

                                  (iii)  A Stay Bonus is payable after
         application (as determined by the Compensation and Stock Option Committee by its sole discretion and ratified by the Board of Directors) of the special performance targets applicable to such fiscal year, as follows:

                                 Fiscal Year ending in 1997:  50% of the Stay
                 Bonus will be paid if Merger-related synergies result in at least $55 million increase in pre-tax operating income; 50% of the Stay Bonus will be paid if Board-approved budgeted net income (currently $2.50 per share) is achieved.

                                 Fiscal year ending in 1998:  50% of the Stay
                 Bonus will be paid if Merger-related syn-ergies result in at least a cumulative $110 million increase in pre-tax operating income for fiscal years 1997 and 1998; 50% of the Stay Bonus will be paid if Board-approved budgeted net income is achieved.

                                 Fiscal year ending in 1999:  100% of the Stay
                 Bonus will be paid if Board-approved budgeted net income is achieved.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


EXECUTIVE                                   HEALTH SYSTEMS
                                              INTERNATIONAL, INC.

                                            By
---------------------------------              --------------------------------
Malik M. Hasan, M.D.                           B. Curtis Westen, Esq.

                                            Its Senior Vice President, General
                                                Counsel and Secretary





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